AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

   EXHIBIT 12 - COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
               AND FIXED CHARGES AND PREFERRED DIVIDENDS
                        (Dollars in Thousands)

                                                             Year Ended December 31,
                                                  1997       1996       1995       1994       1993
Pretax income                                 $322,563   $304,651   $253,449   $ 26,376   $257,426
Minority interest in subsidiaries
  having fixed charges(*)                       45,098     52,838     27,076      8,565     34,800
Less undistributed equity in
  (earnings) losses of investees                10,363     31,353     (1,559)    49,010    (25,067)
Fixed charges:
  Interest expense                              88,402     88,144    124,633    114,803    153,836
  Debt discount (premium) and expense             (701)    (1,174)    (1,023)     1,240      5,273
  One-third of rentals                          10,152      9,279      9,471      5,119      5,801

      EARNINGS                                $475,877   $485,091   $412,047   $205,113   $432,069


Fixed charges:
  Interest expense                            $ 88,402   $ 88,144   $124,633   $114,803   $153,836
  Debt discount (premium) and expense             (701)    (1,174)    (1,023)     1,240      5,273
  One-third of rentals                          10,152      9,279      9,471      5,119      5,801
  Accrued distributions on subsidiary
    trust preferred securities                  15,499      1,031       -          -          -

      FIXED CHARGES                           $113,352   $ 97,280   $133,081   $121,162   $164,910


Fixed charges and preferred dividends:
  Fixed charges - per above                   $113,352   $ 97,280   $133,081   $121,162   $164,910
  Preferred dividends                           21,967     25,190     25,376     25,709     26,122

      FIXED CHARGES AND PREFERRED DIVIDENDS   $135,319   $122,470   $158,457   $146,871   $191,032


Ratio of Earnings to Fixed Charges                4.20       4.99       3.10       1.69       2.62


Earnings in Excess of Fixed Charges           $362,525   $387,811   $278,966   $ 83,951   $267,159


Ratio of Earnings to Fixed
  Charges and Preferred Dividends                 3.52       3.96       2.60       1.40       2.26


Earnings in Excess of Fixed
  Charges and Preferred Dividends             $340,558   $362,621   $253,590   $ 58,242   $241,037

(*)  Amounts include accrued distributions on trust preferred securities.
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